UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2008

Patriot Coal Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33466	20-5622045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12312 Olive Boulevard, Suite 400	63141
St. Louis, Missouri	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (314) 275-3600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On April 2, 2008, Patriot Coal Corporation (“Patriot”) entered into a merger agreement with Magnum Coal Company (“Magnum”), Colt Merger Corporation, a wholly owned subsidiary of Patriot, and ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P., acting jointly as the stockholder representative. Under the terms and conditions set forth in the merger agreement, Magnum stockholders will receive up to 11,901,729 shares of Patriot common stock on the date of the merger. The Patriot common stock issuable pursuant to the merger agreement represents approximately 31% of Patriot’s outstanding common stock as of the date of the merger agreement on a pro forma basis for the issuance in the merger.

Although Magnum’s results of operations for the first quarter of 2008 are not yet available, the following sets forth Magnum’s coal production, revenue and Adjusted EBITDA for the first quarter, based on currently available information. In the aggregate, for the three months ended March 31, 2008, Magnum sold approximately 4.5 million tons of coal. Magnum also generated  approximately $230.7 million of revenue and $12.2 million of Adjusted EBITDA for the three months ended March 31, 2008. As of March 31, 2008, Magnum had a sales backlog of 50.8 million tons of coal, including backlog subject to price reopener and/or extension provisions, and its coal supply agreements have remaining terms up to ten years and an average volume weighted remaining term of approximately 4.4 years.

Adjusted EBITDA is defined as net income (loss), before giving effect to losses or gains from discontinued operations, net interest expense, income tax expense/(benefit), sales contract amortization (accretion), depreciation, depletion and amortization, asset retirement obligation expense, change in interest rate swap, loss on debt extinguishment and the cumulative effect of changes in accounting principles. Magnum believes that Adjusted EBITDA and the related ratios are useful to investors because they are frequently used as a supplemental measure of ongoing operations by securities analysts, investors and other interested parties in the evaluation of companies in the coal industry. The term Adjusted EBITDA does not purport to be an alternative to operating income, net income or cash flows from operating activities as determined in accordance with GAAP as a measure of profitability or liquidity.  Because Adjusted EBITDA is not calculated identically by all companies, the Adjusted EBITDA presented above for Magnum may not be comparable to similarly titled measures of other companies.

Item 8.01. Other Events.

On May 20, 2008 Patriot issued a press release announcing its intention to offer $175 million in aggregate principal amount of convertible senior notes and a 30-day over-allotment option, beginning on and including the pricing date, to purchase up to $25.0 million additional aggregate principal amount of the notes, subject to market and other conditions. A copy of this press release is attached to this Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Patriot Coal Corporation dated May 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2008

PATRIOT COAL CORPORATION
By:	/s/ Joseph W. Bean
Joseph W. Bean
Senior Vice President, General Counsel & Corporate Secretary